Exhibit 99.1

Hollywood Entertainment Corporation Signs Definitive Merger Agreement With Movie Gallery, Inc.; Shareholders to Receive $13.25 Per Share in Cash

Jan 10, 2005 /PRNewswire via COMTEX/ — PORTLAND, Ore., Jan. 10 /PRNewswire-FirstCall/ — Hollywood Entertainment Corporation (Nasdaq: HLYW), owner and operator of more than 2000 Hollywood Video superstores and more than 700 Game Crazy departments, today announced the signing of a definitive merger agreement to be acquired by Movie Gallery, Inc. (Nasdaq: MOVI).

Under the terms of the merger agreement with Movie Gallery, Hollywood’s shareholders will be entitled to receive $13.25 per share in cash at closing. Hollywood’s entry into the merger agreement with Movie Gallery occurred at the conclusion of an auction process led by a Special Committee of Hollywood’s Board of Directors comprised of all of the independent directors of

Hollywood’s Board of Directors, during which the Special Committee solicited interest among a broad range of potential corporate and financial buyers. The auction process was conducted during the period following the execution of the October 13, 2004 amended and restated merger agreement with Carso Holdings Corporation, an affiliate of Leonard Green & Partners, L.P., the terms of which expressly allowed Hollywood to solicit alternative transactions. Under the terms of the merger agreement with Carso, Hollywood’s shareholders were to receive $10.25 per share in cash. The $13.25 per share price to be received by Hollywood’s shareholders under the terms of the merger agreement with Movie Gallery represents a 30% premium over the $10.25 price negotiated with Carso.

Hollywood terminated its merger agreement with Carso and entered into the merger agreement with Movie Gallery following a unanimous recommendation in favor of such actions by the Special Committee. The termination of the merger agreement with Carso will require a payment by Hollywood of Carso’s transaction expenses up to a maximum of $4 million, but will not require payment by Hollywood of a termination fee.

UBS Investment Bank acted as financial advisor to the Special Committee in connection with the proposed transaction and the Special Committee and the Board of Directors received a fairness opinion from Lazard on the Movie Gallery transaction. Gibson, Dunn & Crutcher LLP provided legal advice to the Special Committee and Stoel Rives LLP provided legal advice to Hollywood in connection with these matters.

The closing of the Movie Gallery transaction is subject to certain terms and conditions customary for transactions of this type, including receipt of shareholder approval, antitrust clearance and the completion of financing. Hollywood will solicit shareholder approval by means of a proxy statement, which will be mailed to Hollywood’s shareholders upon the completion of the required Securities and Exchange (“SEC”) Commission filing and review process. The financing necessary for the transaction has been committed by Wachovia Bank, National Association and Merrill Lynch & Co. The parties currently anticipate consummating the transaction in the second quarter of 2005.

Additional Information

Hollywood will promptly file with the SEC a current report on form 8-K, which will include the merger agreement and related documents. The proxy statement that Hollywood plans to file with the SEC and mail to its shareholders will contain information about Hollywood, Movie Gallery, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the merger. In addition to receiving the proxy statement and a white proxy card from Hollywood by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Hollywood, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Hollywood. The proxy statement will also be available from MacKenzie Partners, Inc. by calling (800) 322-2885 toll-free or by email request to: proxy@mackenziepartners.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Hollywood.

Hollywood and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Hollywood’s shareholders with respect to the proposed merger. Information regarding any interests that Hollywood’s executive officers and directors may have in the transaction with Movie Gallery will be set forth in the proxy statement.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed transaction between Hollywood and Movie Gallery and involving risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, Hollywood and its industry. Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain the necessary antitrust clearance, shareholder approval or required financing in a timely manner or at all and (ii) satisfaction of various other closing conditions contained in the definitive merger agreement. Other potential risks and uncertainties are discussed in Hollywood ‘s reports and other documents filed with the SEC from time to time. Hollywood assumes no obligation to update the forward-looking information. Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company’s management. Inclusion of such forward-looking statements herein should not be regarded as a representation by Hollywood that the statements will prove to be correct.

SOURCE Hollywood Entertainment Corporation

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